Exhibit 19.01

Alphabet's Policy Against Insider Trading

Employees, officers, and directors of Alphabet or its subsidiaries (“Alphabet”), their immediate family members (e.g., spouses, domestic partners, children, and parents) or other people living in the same household, and their controlled entities (trusts that they control or benefit from, or partnerships or other entities they control) (collectively, “Covered Persons”) may not do any of the following:

●trade securities of Alphabet while having material nonpublic information related to Alphabet, unless the trade is made through Alphabet’s Employee Trading Plan program [link] or a plan approved under Alphabet’s 10b5-1 Trading Plan Guidelines [link],
●trade securities of any other company while having material nonpublic information about or that may affect that company acquired through an Alphabet role or relationship,
●“tip” others about material nonpublic information that involves Alphabet or other companies and that was gained through an Alphabet role or relationship, or
●otherwise violate insider trading laws.
This Policy applies until a Covered Person is no longer providing services to Alphabet and no longer has any material nonpublic information subject to this Policy.
Consultants and contractors working with Alphabet are not directly subject to this Policy, but should comply with applicable securities laws against insider trading, as well as contractual obligations regarding the handling of Alphabet confidential information.

Definitions

“Material” Information is information a reasonable investor would consider important in deciding whether to buy or sell securities. Either positive or negative information may be material. As a general rule, information likely to affect the market price of a security is likely material.

Some examples of the types of information that may be material:

●Financial results
●News of a pending or proposed merger, acquisition or disposition
●Significant developments involving major corporate relationships, such as joint ventures and other strategic partnerships
●Changes in dividend policy
●Proposed stock splits
●New product announcements of a significant nature
●Significant cybersecurity incidents
●New equity or debt offerings

●Positive or negative developments in litigation or investigations
●Major changes to senior management

Financial information is particularly likely to be material. For example, nonpublic information about the results of Alphabet’s operations for even part of a quarter might be material in helping to predict Alphabet’s results for the quarter.

“Nonpublic” information is information that has not been widely disseminated to the public market long enough for the public to absorb and evaluate it.

“Securities” of Alphabet or other companies include equity securities (e.g., Class A common stock, Class B common stock, Class C capital stock), restricted stock units, performance stock units, stock options, preferred stock, debt securities, warrants, convertible debentures, and derivative securities (including exchange-traded options).

“Tipping” is sharing material nonpublic information with another person or making recommendations or expressing opinions about trading in the impacted securities on the basis of such information (even if the information itself is not shared).

“Trading” includes directly or indirectly buying, selling, pledging, or otherwise acquiring or disposing of securities, as well as agreeing to do any of these things. While bona fide gifts and donations are generally permitted during open trading windows, a gift of securities can constitute trading if there is an arrangement (written or otherwise) with the recipient to sell such securities.

Other Restrictions

Trading Windows

Employees, officers, and directors of Alphabet or its subsidiaries and their controlled entities may not trade, give, or donate Alphabet securities when their applicable trading window is closed unless they do so through Alphabet’s Employee Trading Plan program [link] or under a plan approved under Alphabet’s 10b5-1 Trading Plan Guidelines [link]

Trading windows for Alphabet employees depend on their level:

●The quarterly trading window for individuals at Employee Level 8 (Directors) and above (including officers and directors) and their controlled entities opens on the second trading day following the public disclosure of Alphabet’s financial results for the prior fiscal quarter and ends at the close of market on the first trading day of the third calendar month of the current quarter.
●The quarterly trading window for individuals at Employee Level 7 and below and their controlled entities opens on the second trading day following the public disclosure of Alphabet’s financial results for the previous fiscal quarter and ends at the close of market on the first trading day of the next fiscal quarter.

Even during an open trading window, employees, officers, and directors of Alphabet or its subsidiaries (and their controlled entities) with material nonpublic information relating to Alphabet may not trade Alphabet securities until at least the second trading day after such information becomes public.

Alphabet’s Insider Trading Compliance Officer may designate special trading restriction periods for individuals having material nonpublic information, such as news of a pending material acquisition. Alphabet will notify individuals subject to a special trading restriction. Those persons may not inform others of the notification or any material inside information, and they (and their controlled entities) may not engage in any transaction involving Alphabet’s securities until instructed otherwise by the Insider Trading Compliance Officer.

Alphabet’s quarterly trading windows and special trading restriction periods do not apply to family members or other persons living in the same household as the employees, officers, and directors of Alphabet or its subsidiaries. However, any family members and other persons living in the same household as the employees, officers, and directors of Alphabet or its subsidiaries are strongly advised to adhere to the applicable trading window as well as any special trading restriction periods that may apply to the employees, officers, and directors of Alphabet or its subsidiaries.

Alphabet’s Insider Trading Compliance Officer has the authority to determine who will be subject to Alphabet’s trading windows, and may modify the list of Alphabet persons subject to the quarterly trading windows and/or special trading restriction periods from time to time.

Other Prohibited Transactions

Covered Persons may not engage in short-term (“in and out”) trading, short sales, hedging, or other derivative transactions involving Alphabet securities, pledge Alphabet securities as collateral, hold Alphabet securities in margin accounts, or place limit orders or stop orders for Alphabet securities that are likely to remain open during a closed trading window or other restricted period.

Pre-clearance

Outside of an approved 10b5-1 trading program, members of Alphabet’s Board of Directors and all of Alphabet’s Section 16 officers may not trade Alphabet’s securities, even during an open trading window, without first having the transaction pre-cleared by Alphabet’s Insider Trading Compliance Officer.

Exemptions

These restrictions do not apply to the: (i) exercise of Alphabet stock options when the exercise price is paid in cash (“cashless” exercises of stock options are covered by this Policy); (ii) transactions involving only a change in the form of ownership (e.g., a person transferring shares to a trust of which he or she is the sole beneficiary); (iii) mandatory sales of shares under non-US stock award agreements or under 409A exercise elections; or (iv) grants of stock, options, or restricted stock units from Alphabet.

Policy Violations

Individuals who trade on material nonpublic information (or tip such information to others) are subject to civil and criminal penalties. Violations of this Policy by Alphabet employees may also result in demotion, termination, or other disciplinary actions. This Policy goes beyond legal requirements, and Alphabet may determine that specific conduct violates this Policy, even if it does not violate the law, and may take disciplinary action prior to the filing or resolution of any civil or criminal action against the alleged violator.

Questions?
If you have questions about this Policy or how it applies, please visit the insider trading compliance resource center [link] for additional support and resources.